Exhibit 10.4

        Agreement between Gina D. Inc. and the Company regarding the assumption of the Company's debt to MG Studios

ROYALTY AGREEMENT

AGREEMENT made this 1st. day of August, 2007 by and between Raven Moon Entertainment, Inc. ("Raven Moon"), with principle offices at 2005 Tree Fork Lane, Suite 101, Longwood, FL 32750 and Gina D Inc., ("GDI"), with principle offices at 1423 Foxtail Court, Lake Mary, FL 32746.

WHEREAS GDI, desires to assume the debt owed by Raven Moon
Entertainment, Inc. to M.G. Studios, and:

WHEREAS Raven Moon Entertainment Inc. is the holder of certain rights in and to the children's television programs entitled "Gina D's Kids Club" and "Sing Along With Gina" (the "Programs"), and desires to compensate GDI with royalties and fees received from its exploitation of the Program.

NOW THEREFORE the Parties hereto agree as follows.

CONSIDERATION: In consideration of GDI's assumption without recourse of Three Million Two Hundred Thousand Dollars ($3,200,000) debt owed MG Studios by Raven Moon and services rendered by GDI in forty four
(44) half hour episodes of the Programs and any future episodes of the Programs, Raven Moon shall pay to GDI a Ten Percent (10%) royalty payment of all future GROSS revenues derived from Raven Moon's exploitation of the Programs including, but not limited to, any and all Programs related product sales, licensing fees, derivative products, movies and characters derived from the Programs, Programs DVD's, Music CDs, royalties paid Raven Moon for its exploitation of the Programs, music and derivatives, toys games, clothing, internet sales, websites, premiums not in existence or to be created in the future from the Programs throughout the world during the Term of this Agreement.

TERM: The term of this Agreement shall be ten (10) years from the date of this Agreement and shall expire on July 31, 2017.

PAYMENT AND ACCOUNTING: Payment to GDI shall be made quarterly on or before the 15th of each month in which a payment is due and shall be accompanied by an appropriate Statement of Account. For purposes of this Agreement, August 1, 2007 shall be the date of the first royalty payment, if any. If the balance due GDI for any quarterly royalty period is less than One Hundred Dollars ($100), Raven Moon will make no accounting payment until the next royalty period at the end of which the cumulative balance has reached at least One Hundred Dollars ($100).

LIMITATION OF RIGHTS: The rights of GDI its successors or assigns under the terms of this Agreement are strictly limited to those expressly set forth in this Agreement. Nothing herein shall be deemed to grant any rights to intellectual property owned by Raven Moon or any right to compensation from Raven Moon other than that outlined in Paragraph 1 of this Agreement.

NO GUARANTEE: Raven Moon makes no guarantee that royalties from the Program will be realized in the future and GDI hereby expressly acknowledges such risk.

ASSIGNMENT: GDI may assign all or a portion of its rights and royalties under this Agreement with prior written consent of Raven Moon.

MODIFICATION: This Agreement shall not be subject to change or modification in whole or in part, except by a written instrument signed by the party against whom enforcement is sought.

JURISDICTION: This Agreement shall be construed and interpreted according to the laws of the State of Florida. Any legal action, suit or proceeding arising out of or relating to this Agreement or breach thereof shall be instituted in a court of competent jurisdiction in Seminole County in the State of Florida and each party hereby consents and submits to the personal jurisdiction of such court, waives any objection to venue in such court and consents to service of process by first class mail at the last know address of the Party.